Exhibit 1


To the Holders of
Trust Certificates (TRUCs), Series 2001-3
CUSIP: 89826T200
In accordance with Section 4.03 of the Standard Terms for Trust Agreements dated as of June 19, 2001, as supplemented by the Series Supplement Corporate Backed Trust Certificates Series 2001-3 Trust dated as of July 12, 2001 between Bear Stearns Depositor Inc., as Depositor, and U.S. Bank Trust National Association, as Trustee, U.S. Bank Trust National Association, as Trustee of the Trust Certificates (TRUCs), Series 2001-3 hereby gives notice with respect to the Distribution occurring on December 1, 2001 (the "Distribution Date") as follows:

(i) the amount received by the Trustee in respect of principal, interest and premium on the Underlying Securities during the period ending on the Distribution Date is as follows:
                  Principal:        $            0
                  Premium:          $            0
                  Interest :        $ 1,533,525.00

(ii) the amount of the distribution on the Distribution Date to holders of TRUCs allocable to principal of and premium, if any, and interest or dividends was as follows:
                                           Class A-1
                  Principal:               $            0
                  Premium:                 $            0
                  Interest:                $            0
                  Dividends :              $ 1,177,909.38
                  Dividends Per $25 unit:  $     0.687760

(iii) the Trustee received no compensation from the Trust for the period relating to the Distribution Date, however, $349,302.92 representing interest accrued prior to July 12, 2001 on the Underlying Assets was remitted to the Depositor in accordance with Section 3( c) of the Series Supplement and $6,312.70( or $0.006858 per $25 unit) was remitted to the Depositor for the payment of Trust Expenses in accordance with Section 5 (i) (3) of the Series Supplement.

(iv) the Underlying Securities are $43,815,000 principal amount of BellSouth Telecommunications, Inc. 7% Debentures due December
         1, 2095 (CUSIP: 079867AP2) and the current rating of such Underlying Securities by Standard & Poor's Ratings Services is "A+"and by Moody's Investors Service, Inc. is "Aa2".

(v) the aggregate Certificate Principal Balances of the TRUCs at the close of business on the Distribution Date were as set forth below:
                                   Class A-1
                                   $42,816,850 (1,712,674 $25 units)

U.S. Bank Trust National Association, as Trustee
December 1, 2001